EXHIBIT 3.4

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

QC HOLDINGS, INC.

The undersigned, QC Holdings, Inc. (the “Corporation”), a Kansas corporation, for the purpose of amending and restating the Articles of Incorporation of the Corporation in accordance with the Kansas General Corporation Code, does hereby make and execute these Amended and Restated Articles of Incorporation and does hereby certify that:

I. The name of the Corporation is QC Holdings, Inc. Its original Articles of Incorporation were filed with the Secretary of State of Kansas on December 24, 1998. The Articles of Incorporation of the Corporation were amended and a Certificate of the Amendment to the Articles of Incorporation of the Corporation was filed with the Secretary of State of Kansas on December 21, 1999. The Articles of Incorporation of the Corporation were further amended and a Certificate of the Amendment to the Articles of Incorporation of the Corporation was filed with the Secretary of State of Kansas on June                     , 2004.

II. Resolutions setting forth these Amended and Restated Articles of Incorporation of the Corporation were duly adopted at a special meeting of the Board of Directors of the Corporation held on                     , 2004, declaring such amendments and restatement to be advisable and calling for a vote of the Corporation’s stockholders to approve the same in accordance with the provisions of K.S.A. 17-6602.

III. The Amended and Restated Articles of Incorporation of the Corporation adopted by a resolution of the Board of Directors and duly approved by resolution of the Corporation’s stockholders in accordance with the provisions of K.S.A. 17-6602 at a special meeting of the stockholders held on                     , 2004, read as follows:

ARTICLE I

The name of the Corporation is QC Holdings, Inc.

ARTICLE II

The address of the Registered Office of the Corporation in the State of Kansas is 2812 West 47th Avenue, Kansas City, Kansas 66103, and the name of its Resident Agent at such address is Don Early.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

ARTICLE IV

The aggregate number of shares that the Corporation has authority to issue is (a) Seventy Five Million (75,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and (b) Five Million (5,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”). There shall be no preferences, qualifications, limitations or restrictions whatsoever, nor any special or relative rights, in respect to the shares of Common Stock.

GENERAL PROVISIONS RELATING TO ALL STOCK

No holder of shares of any class of capital stock of this Corporation or holder of any security or obligation convertible into shares of any class of capital stock of this Corporation shall have any preemptive right whatsoever to subscribe for, purchase or otherwise acquire shares of the Corporation of any class, whether now or hereafter authorized. All shares of any class of the capital stock shall be nonassessable.

GENERAL PROVISIONS RELATING TO COMMON STOCK

Each share of the Common Stock is entitled to one vote per share on all matters to be voted upon by the Stockholders.

GENERAL PROVISIONS RELATING TO PREFERRED STOCK

1. The Board of Directors is authorized, without further notice or authorization of the stockholders, to provide from time to time for the issuance of the shares of Preferred Stock, all of which will be unissued, unreserved and available for issuance. The Preferred Stock may be issued in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein, or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)	the number of shares constituting that series and the distinctive designation of that series;

(b)	the dividend rate or rates, if any, on the shares of that series, the dividend payment dates, the periods in respect of which dividends are payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priority, if any, of payment of dividends on shares of that series;

(c)	whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)	whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)	whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)	whether that series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(g)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)	such other rights, preferences, qualifications, limitations and restrictions, if any, of the shares of such series as the Board of Directors may deem advisable.

2. Except as may be otherwise set forth in the Certificate of Designation pertaining to a series of Preferred Stock, dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on Common Stock with respect to the same dividend period.

3. Except as may be otherwise set forth in the Certificate of Designation pertaining to a series of Preferred Stock, if upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of the Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

4. Except as may be otherwise set forth in the Certificate of Designation pertaining to a series of Preferred Stock, in the event that the Preferred Stock of any series shall be redeemable, then, at the option of the Board of Directors, the Corporation may at such time or times as may be specified by the Board of Directors, as provided in paragraph (e) of Section 1 of this Article IV, redeem all, or any number less than all, of the outstanding shares of such series at the redemption price thereof and on the other terms specified by the Board of Directors as provided in paragraph (e).

5. Any amendments to the terms of the Certificate of Designation pertaining to any series of the Preferred Stock of which shares are outstanding shall require only (i) that the Board of Directors adopt a resolution setting forth the amendment proposed, declaring its advisability, and either call a special meeting of the holders of the outstanding shares of such series of Preferred Stock for consideration of such amendment or directing that the amendment proposed be considered at the next Annual Meeting of Stockholders by the holders of the outstanding shares of such series of Preferred Stock, and (ii) that the holders of a majority (or such greater number as may be required by the Certificate of Designations pertaining to such series) of the outstanding shares of such series of Preferred Stock have voted in favor of the amendment. Except for the holders of the outstanding shares of a series of Preferred Stock the terms of which are being amended, no holder of shares of the Common Stock and no holder of shares of any other series of Preferred Stock shall be entitled to vote upon such amendment unless the rights of such holders would be adversely affected by such amendment or such vote shall otherwise be required by law.

ARTICLE V

Notwithstanding any other provision of these Articles of Incorporation to the contrary, outstanding shares of Common Stock of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken, pursuant to applicable law, to the extent necessary to prevent the loss, or, to secure the reinstatement or renewal of any license or permit from any governmental agency held by the Corporation or any of its Subsidiaries (as defined below) to conduct any portion of the business of the Corporation or any of its Subsidiaries, which license or permit is conditioned upon some or all of the holders of the Corporation’s Common Stock possessing prescribed qualifications or not possessing prescribed disqualifications. The terms and conditions of such redemption shall be as follows:

(a)	the redemption price of the shares to be redeemed pursuant to this Article V shall be equal to the Current Market Price (as defined below) of such shares of Common Stock on the Redemption Date (as defined below);

(b)	the redemption price of such shares may be paid in cash, Redemption Securities (as defined below) or any combination thereof;

(c)	if less than all shares held by Disqualified Holders (as defined below) are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(d)	at least 30 days’ advance written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless either waived in writing by any such holder or applicable law requires a shorter period, in which case such shorter period shall apply), provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed; and

(e)	from and after the Redemption Date, any and all rights of the holders of shares selected for redemption (including without limitation any rights to vote or receive dividends), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption.

For purposes of the Article V:

(i) “Disqualified Holder” shall mean any person whose holding of shares of stock of the Corporation, either individually or when taken together with the holding of shares of stock of the Corporation by any other persons, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement or renewal of, any license or permit from any governmental agency held by the Corporation or any of its Subsidiaries to conduct any portion of the business of the Corporation or any of its Subsidiaries, or otherwise impede the Company’s or any Subsidiary’s ability to operate its business in compliance with any applicable laws or regulations.

(ii) The “Current Market Price” per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of such Common Stock for the thirty (30) consecutive Trading Days immediately prior to such date; provided, however, that in the event that the Current Market Price per share of the Common Stock is determined during a period following the announcement by the issuer of such Common Stock of (A) a dividend or distribution on such Common Stock payable in shares of such Common Stock or securities convertible into shares of such Common Stock, or (B) any subdivision, combination or reclassification of such Common Stock, and the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification shall not have occurred prior to the commencement of the requisite thirty (30) Trading Day period, as set forth above, then, and in each such case, the Current Market Price shall be properly adjusted to take into account ex-dividend trading or the effect of such subdivision, combination or reclassification, as the case may be. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq National Market or, if the shares of Common Stock are not listed or admitted to trading on the Nasdaq National Market, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading on any national securities exchange, the last sale price, regular way, or, if such last sale price is not reported, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors. If on any such date no market maker is making a market in the Common Stock, the fair value of such shares on such date as determined in good faith by the Board of Directors shall be used.

(iii) The term “Trading Day” shall mean a day on which the principal national securities exchange or automated quotation system on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, a business day.

(iv) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of Common Stock of the Corporation pursuant to this Article V.

(v) “Redemption Securities” shall mean any debt or equity securities of the Corporation, any of its Subsidiaries or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm that provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to paragraph (d) of this Article V, at least equal to the price required to be paid pursuant to paragraph (a) of this Article V (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

(vi) “Subsidiary” shall mean any corporation of which a majority of the outstanding stock having ordinary voting power for the election of directors is owned by the Corporation, by a Subsidiary of the Corporation or by the Corporation and one or more Subsidiaries, except as such term may otherwise be defined by any law, rule or regulation of any governmental agency having the responsibility for any issuance, reinstatement or renewal within the scope of this Article V.

ARTICLE VI

The Board of Directors of the Corporation will have the power to make, alter, amend or repeal the Bylaws of the Corporation from time to time.

ARTICLE VII

The duration of the Corporation is perpetual.

ARTICLE VIII

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its Stockholders or any class of them, any court of competent jurisdiction within the State of Kansas, on the application in a summary way of this Corporation or of any creditor or Stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 17-6901 of the Kansas General Corporation Code, and amendments thereto, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 17-6808 of the Kansas General Corporation Code, and amendments thereto, may order a meeting of the creditors or class of creditors, or of the Stockholders or class of Stockholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing ¾ in value of the creditors or class of creditors, or of the Stockholders or class of Stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the Stockholders or class of Stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX

The Corporation will indemnify its directors, officers, employees or agents and all other persons as provided in its Bylaws and to the full extent allowed by Section 17-6305 of the Kansas General Corporation Code.

ARTICLE X

To the fullest extent permitted by the Kansas General Corporation Code as the same exists or may hereafter be amended, a Director of this Corporation shall not be liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed on behalf of the Corporation by its President and attested by its Secretary as of June                     , 2004, and its President does hereby declare under penalty of perjury that the foregoing is true and correct.

QC HOLDINGS, INC.

By:
Darrin J. Andersen, President

ATTEST:

Secretary